Carver Bancorp, Inc. Appoints Isaac Torres as Senior Vice President, General Counsel and Corporate Secretary

NEW YORK, February 1, 2018 – Carver Bancorp, Inc. (the "Company") (Nasdaq: CARV), the holding company for Carver Federal Savings Bank, announced today the promotion of Isaac Torres to Senior Vice President, General Counsel and Corporate Secretary.  Mr. Torres has served as the Company's First Vice President, Assistant General Counsel and Corporate Secretary since June 2014.  In his expanded role he will carry additional responsibility for the legal, regulatory, and corporate governance functions at the Company, and will report directly to Michael T. Pugh, President, Chief Executive Officer and Director of the Company.

"Isaac has demonstrated exceptional skill and talent in his legal work, particularly in the areas of corporate governance and compliance," remarked Mr. Pugh. "He has brought to bear a strong combination of experience both in corporate and banking law, as well as community development—all of which have made him an exceptional asset to our senior leadership team. We congratulate him and look forward to his contributions to the Company in the years ahead."

Prior to joining Carver, Mr. Torres was Assistant Vice President and Assistant Corporate Secretary of MetLife, Inc.  Before his tenure at MetLife, he was an attorney with the Wall Street firm of Hawkins Delafield & Wood LLP, where he practiced in the areas of public finance and economic development. Mr. Torres began his career with the New York City Mayor's Office of Management & Budget and was later appointed Budget Director of the New York City Department of Design & Construction.

Mr. Torres is a graduate of St. John's University Law School, and is admitted to practice in New York and New Jersey. He is a member of the New York City Bar Association, the Association of Corporate Counsel and the Society of Corporate Secretaries & Governance Professionals. He received a BA in Political Science from Stony Brook University and an MS in Management & Policy Analysis from the New School for Social Research, where he was an Alfred P. Sloan Fellow.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution.  Carver is the largest African- and Caribbean-American managed bank in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens.  For further information, please visit the Company's website at www.carverbank.com.
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Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Media Contacts:
Michael Herley/Emilee Hanson
Kekst
(212) 521-4897/4805
michael.herley@kekst.com
emilee.hanson@kekst.com